Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE
Northrim BanCorp, Inc. Expands Stock Rerpuchase Program

ANCHORAGE, Alaska - February 1, 2021 - Northrim BanCorp, Inc. (NASDAQ:NRIM) today announced that its Board of Directors has authorized for repurchase up to an additional 313,000 shares of its common stock, or approximately 5% of the currently issued and outstanding shares. Prior to the increase, no shares remained available for repurchase under Northrim’s stock repurchase program.

“Repurchasing shares of Northrim stock is an excellent use of capital, and is a means for building long-term value for our shareholders,” stated Jed Ballard, Chief Financial Officer. “This addition to our previous repurchase authorization allows us to buy back up to an additional $11 million in stock based on current market pricing. Since inception of the stock repurchase plan, we have repurchased and retired 1,436,927 shares, which we believe contributes to our return on equity and long-term growth in earnings per share.”

The company intends to repurchase its shares in the open market or privately negotiated transactions, as permitted under applicable rules and regulations. The repurchase program may be modified, suspended or terminated by the Board of Directors at any time without notice. The extent to which the company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations, including targets whereby repurchases are accretive to earnings while maintaining capital ratios that exceed the guidelines for a well-capitalized financial institution. The company currently has 6.3 million shares of common stock outstanding.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 16 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka, and a loan production office in Kodiak, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

-0-
Note Transmitted on GlobeNewswire on February 1, 2021, at 12:15 pm Alaska Standard Time.